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                                                                    EXHIBIT 99.1

                    TEKELEC COMPLETES ACQUISITION OF STELEUS
              ACQUISITION FORMS CORNERSTONE OF NEW COMMUNICATIONS
                        SOFTWARE SOLUTIONS BUSINESS UNIT

CALABASAS, CA (THURSDAY, OCTOBER 14, 2004): Tekelec (NASDAQ:TKLC) today announced it has completed the acquisition of Steleus Group Inc., a real-time performance management company that supplies network-related intelligence to telecom operators.

In order to expedite the closing, the companies have agreed to modify the merger consideration from the terms originally announced August 20, 2004. Under the revised terms, Tekelec has purchased 100 percent of Steleus' outstanding stock for approximately $55 million, all cash. The original consideration consisted of approximately $29 million in cash and $27 million of Tekelec stock. All other terms of the transaction remain consistent with those originally announced.

"Our customers' response to the Steleus acquisition has been quite positive," said Fred Lax, Tekelec's president and CEO. "The acquisition expands Tekelec's portfolio of value-added applications with real-time monitoring and management capabilities for legacy and next-generation networks, helping operators around the globe lower risk, reduce time to market for new services and realize significant cost savings."

Steleus will form the cornerstone of Tekelec's new Communications Software Solutions business unit, which also will include existing Tekelec applications and will be led by Rick Mace, current president, CEO and chairman of the board of Steleus.

"Leveraging our past collaboration with Steleus, we already have made significant progress with plans to integrate Steleus' GPRS [general packet radio services] and VoIP [voice over Internet protocol] solutions into our portfolio of next-generation switching, signaling and value-added solutions offerings," Lax added. "This solutions portfolio will help our global customers evolve their networks to IP at their own pace, implementing exactly what they need, when they need it."

EMPLOYMENT INDUCEMENT STOCK OPTIONS AND RESTRICTED STOCK UNITS

In connection with the acquisition, 119 Steleus officers and employees were granted options to purchase a total of 881,550 shares of Tekelec common stock, of which options to purchase 200,000 shares were granted to Rick Mace, president and CEO of Steleus. In addition, seven Steleus officers and key employees were granted Restricted Stock Units (RSUs) representing the right to receive a total of 98,510 shares of Tekelec common stock, of which RSUs covering 34,478 shares of Tekelec common stock were granted to Mr. Mace.

The number of shares subject to such options and RSUs amounts to less than 2 percent of the outstanding shares of Tekelec common stock. The option and RSU grants were made under Tekelec's 2004 Equity Incentive Plan for New Employees and met the "employee inducement" exception to the Nasdaq rules requiring shareholder approval of equity-based incentive plans.

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ABOUT TEKELEC

Tekelec is a leading developer of now and next-generation switching and signaling telecommunications solutions, network performance management technology, and value-added applications. Tekelec's innovative solutions are widely deployed in traditional and next-generation wireline and wireless networks and contact centers worldwide. Corporate headquarters are located in Calabasas, California, with research and development facilities and sales offices throughout the world.

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FORWARD-LOOKING STATEMENTS

Certain statements made in this news release are forward looking, reflect Tekelec's current intent, belief or expectations and involve certain risks and uncertainties. There can be no assurance that Tekelec's actual future performance will meet Tekelec's expectations. As discussed in Tekelec's 2003 Annual Report on Form 10-K and other filings with the SEC, Tekelec's future operating results are difficult to predict and subject to significant fluctuations. Factors that may cause future results to differ materially from Tekelec's current expectations include, among others: overall telecommunications spending, changes in general economic conditions, the timing of significant orders and shipments, the lengthy sales cycle for Tekelec's products, the timing of the convergence of voice and data networks, the ability of carriers to utilize excess capacity of signaling infrastructure and related products in the network, the capital spending patterns of customers, the dependence on wireless customers for a significant percentage and growth of Tekelec's revenues, the success or failure of strategic alliances or acquisitions including the success or failure of the integration of the operations of Steleus, Santera, Taqua, and VocalData with those of the Company, the timely development and introduction of new products and services, product mix, the geographic mix of Tekelec's revenues and the associated impact on gross margins, market acceptance of new products and technologies, carrier deployment of intelligent network services, the ability of our customers to obtain financing, the level and timing of research and development expenditures, regulatory changes, and the expansion of Tekelec's marketing and support organizations, both domestically and internationally. Tekelec undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

Investor Contacts:
Mike Attar
Director, Investor Relations, Tekelec
818.880.7821
michael.attar@tekelec.com

U.S. Press Contact:
Joni K. Brooks
Manager, Public Relations, Tekelec
919-461-1065
Joni.Brooks@Tekelec.com

Europe Press Contact:
Virginie Rampon
Marketing Communications Manager, Steleus
+33 4 3749 7561
v.rampon@steleus.com

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